Exhibit 4.9(xxiv)

Portions of this exhibit have been omitted because it is not both material and is the type that the registrant treats as private or confidential.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

Working Capital Loan Contract

(2024 Edition)

Contract No.: [082]202606

Borrower: WIPO (Shanghai) New Energy Technology Co. Ltd.

Unified Social Credit Code (special institution code): 91310107324485470

Registered address: China (Shanghai) Pilot Free Trade Zone, No. 498 [road name], Building 8 and Building 19, 3rd Floor

Postal code: 201203

Address for service (principal place of business): Shanghai, Qingpu District, No. 88 [road name], Building 29, Room 901

Postal code: 201702

Telephone: [REDACTED]

Fax:

Bank where the basic account is opened: Bank of China Co., Ltd., Shanghai Xuhui Sub-branch

Account number: 8110201013001309775

Legal representative (person in charge): Liu Yuejin

Position: Chairman

Contact person: [illegible]

Telephone: [REDACTED]

Lender: Shanghai Huarui Bank Co., Ltd.

Registered address: China (Shanghai) Pilot Free Trade Zone, No. 1217 [road name], Units 108 and 109

Address for service (principal place of business): Shanghai, Xuhui District, No. 789 Zhaojiabang Road, JuneYao International Plaza, [illegible] Floor

Postal code: 200032

Telephone: [REDACTED]

Fax: [REDACTED]

Legal representative (person in charge): [illegible]

Position: Legal representative

Handling officer: [illegible]

Telephone: [REDACTED]

(Note: The box “□” in this Contract denotes an optional clause; where selected, fill in the box; where not selected, cross out the box.)

Whereas the Borrower (□ FTE □ FTN) has applied to the Lender for a working capital loan, the Parties, in order to define their respective rights and obligations, have entered into this Contract upon equal and arm’s length negotiation in accordance with the Civil Code of the People’s Republic of China, the General Rules on Loans, the Administrative Measures for Working Capital Loans, the relevant policies of the Pilot Free Trade Zone, and other applicable laws, regulations and rules. This Contract has been drafted by the Lender on behalf of the Parties and may be amended or supplemented as agreed by the Parties through negotiation.

□ This Contract is a specific business contract under the Comprehensive Credit Facility Contract No. ___ executed by and between ___ and ___.

Article 1 Loan Amount

Clause 1.1 Loan currency: RMB.

Clause 1.2 Loan amount: (in words) RMB Six Million Only; (in figures) 6000000.00.

Clause 1.3 □ In the event that, at the time the Borrower actually draws down the loan, exchange rate fluctuations cause the aggregate credit balance already utilized by the Borrower under the aforementioned “___” to exceed the credit limit stipulated in the said Comprehensive Credit Facility Contract when converted into ___ (currency) at the exchange rate on the actual drawdown date, the Lender shall have the right to terminate this Contract or reject the Borrower’s drawdown application; where the available credit limit is less than the loan amount under this Contract, the Lender shall have the right to reduce the loan amount under this Contract, and the loan amount under this Contract shall be determined based on the available credit limit.

Article 2 Loan Term

The loan term shall be from June 5, 2026 to September 5, 2027. Where the loan is drawn down in installments, the last drawdown date shall be no later than September 5, 2026. The maturity date of any single drawdown shall not exceed the loan term.

Article 3 Use of Loan

Clause 3.1 Use of loan: working capital expenditure for the Borrower’s main business operations and daily operations.

Clause 3.2 Without the Lender’s prior written consent, the Borrower shall not change the use of the loan, including without limitation that the Borrower shall not use the loan for distribution of dividends to shareholders, nor for investment in financial assets, fixed assets, equity or the like; shall not use the loan in any field or for any purpose prohibited by the State; shall not, in violation of relevant State regulations, use the loan as registered capital, for capital verification or for capital increase and share expansion; and shall not, in violation of relevant State regulations, engage in investment in stocks, futures or financial derivative products.

Article 4 Loan Interest Rate and Interest Calculation and Settlement

Clause 4.1 Loan interest rate

Interest on the loan shall be calculated on a simple interest basis, and shall be of the following type (___):

(1) Fixed interest rate: determined at the 1-year Loan Prime Rate (“LPR 1Y”) published on May 20, 2026, i.e. 3%, ☑ plus (□ minus) 90 basis points, i.e. an annual interest rate of 3.9%. The contractual interest rate shall remain unchanged during the loan term.

(LPR refers to the Loan Prime Rate published by the National Interbank Funding Center; 1Y refers to 1 year and 5Y refers to 5 years; BP refers to basis point, 1 basis point = 0.01%.)

(2) Floating interest rate: each drawdown under this Contract shall be subject to the latest LPR published after 11:00 on the working day immediately preceding the drawdown date, plus (□ minus) ___ BP.

(3) Floating interest rate (periodic repricing): determined at the LPR (□ 1Y □ 5Y) of ___% published on ___/___/___, plus (□ minus) ___ BP, i.e. an annual interest rate of ___%; and, from the interest commencement date until the date on which all principal and interest under this Contract are fully repaid, it shall be repriced once (□ each month □ each quarter □ each half-year □ each year) based on the latest LPR (□ 1Y □ 5Y) published after 11:00 on the working day immediately preceding the interest rate adjustment date and the aforesaid plus/minus basis points. The interest rate adjustment date shall be the corresponding day of the interest commencement date in the adjustment month; where there is no corresponding day of the interest commencement date in the relevant month, the last day of that month shall be the interest rate adjustment date.

(4) Other agreements: ___

Clause 4.2 Interest calculation

Interest shall accrue from the date on which the Borrower actually draws down the loan and shall be calculated based on the amount actually drawn and the number of days the funds are used.

Interest calculation formula: interest = principal x actual number of days x daily interest rate.

The daily interest rate shall be calculated on the basis of a 360-day year, using the conversion formula: daily interest rate = annual interest rate / 360.

Clause 4.3 Interest settlement

The Borrower shall settle interest in the following manner (_1_):

(1) Settlement on a quarterly basis: the 20th day of the last month of each quarter shall be the interest settlement date, and the 21st day shall be the interest payment date.

(2) Settlement on a monthly basis: the 20th day of each month shall be the interest settlement date, and the 21st day shall be the interest payment date.

If the final repayment date of the loan principal does not fall on an interest payment date, the final repayment date of such loan principal shall be the interest payment date, on which the Borrower shall pay all interest due in full.

Clause 4.4 Penalty interest

(1) Where the loan is overdue or is not used for the purpose agreed in this Contract, penalty interest shall accrue daily on the overdue portion or the portion diverted or misappropriated, at the penalty interest rate agreed in this Clause, from the date of overdue payment or diversion/misappropriation until the principal and interest are fully repaid. Where a loan is both overdue and diverted or misappropriated, penalty interest shall be charged at the higher penalty interest rate.

(2) The penalty interest rate for overdue payment shall be (□ 130% □ 140% x 150% □ other ___) of the loan interest rate agreed in Clause 4.1 of this Contract; the penalty interest rate for diversion or misappropriation shall be (□ 150% □ 180% □ 200% □ other ___) of the loan interest rate agreed in Clause 4.1 of this Contract.

(3) With respect to interest and penalty interest not paid by the Borrower when due, compound interest shall be charged at the penalty interest rate agreed in this Clause in accordance with the interest settlement method set out in Clause 4.3.

(4) Where a floating interest rate (periodic repricing) applies to the loan, the penalty interest rate shall still be repriced in accordance with the same repricing rules.

Article 5 Conditions for Drawdown

Clause 5.1 The Borrower’s drawdown shall satisfy the following conditions:

(1) this Contract and its appendices have become effective;

(2) the Borrower has provided security as required by the Lender, and the security contract has become effective and the statutory approval, registration or filing procedures have been completed;

(3) the Borrower has deposited with the Lender the Borrower’s documents, instruments, seals and specimen signatures of personnel relating to the execution and performance of this Contract, and has completed the relevant vouchers;

(4) the Borrower has opened the accounts necessary for the performance of this Contract as required by the Lender;

(5) the Borrower has submitted a written drawdown application and the relevant supporting documents evidencing the use of the loan to the Lender _1__ banking working day(s) prior to the drawdown, and has completed the relevant drawdown procedures;

(6) the Borrower has, as required by the Lender, submitted to the Lender the resolutions and authorizations of the board of directors or other competent authority approving the execution and performance of this Contract;

(7) other drawdown conditions stipulated by law or agreed by the Parties: ___

Clause 5.2 Where the above drawdown conditions are not satisfied, the Lender shall have the right to reject the Borrower’s drawdown application, except where the Lender agrees to release the loan.

Clause 5.3 In addition to satisfying the drawdown conditions agreed in this Contract, where, prior to or during the release of the loan, the Borrower’s credit standing deteriorates, its business and financial condition deteriorates materially, the profitability of its main business is weak, the use of the loan funds is abnormal or the Borrower circumvents entrusted payment, the Lender discovers any other circumstance rendering the release or payment of the loan inappropriate, or any other material breach of this Contract occurs, the Lender shall have the right to require the Borrower to satisfy additional drawdown and payment conditions, or to change the loan payment method, or to suspend or stop the release and payment of the loan funds.

Clause 5.4 Where the Lender encounters national, regional or systemic liquidity risk, the Lender shall have the right to temporarily suspend the release of the loan.

Article 6 Time and Manner of Drawdown

Clause 6.1 The Borrower shall draw down the loan at the following time and in the following manner (_2_):

(1) draw down the loan in one lump sum on ___/___/___.

(2) draw down the loan in full within 3 months from June __, 2026.

(3) draw down the loan in installments as follows:

Drawdown time / Drawdown amount

___/___/___

___/___/___

___/___/___

___/___/___

___/___/___

___/___/___

(4) other drawdown method: ___

Clause 6.2 For each drawdown, the Borrower shall apply at least 1 banking working day in advance to complete the relevant drawdown procedures, and shall specify the payment method (choosing either “entrusted payment by the Lender” or “self-directed payment by the Borrower”). Where the drawdown date specified in the Drawdown Application is inconsistent with that agreed in Clause 6.1, the drawdown date specified in the Drawdown Application shall prevail.

Clause 6.3 The Borrower shall draw down the loan strictly in accordance with the agreed drawdown time. Where the actual drawdown date is later than the agreed drawdown time, the Borrower shall still repay the loan in accordance with the repayment time agreed in this Contract. With respect to the portion not drawn within the aforesaid time, the Lender shall have the right to reject the Borrower’s drawdown application.

Article 7 Payment of Loan Funds

Clause 7.1 Loan disbursement account

The Borrower has opened the following account with the Lender as the loan disbursement account, through which the release and payment of the loan shall be handled. This account is a special-purpose account and may only be used for the release and payment of loan funds, and shall not be used for the receipt or payment of any other funds.

Account name: WIPO (Shanghai) New Energy Technology Co. Ltd.

Account number: 14310024091710000001

Clause 7.2 Payment method for loan funds

Clause 7.2.1 The payment method for loan funds shall be implemented in accordance with laws and regulations, regulatory provisions and this Contract. The payment method for the loan funds of each drawdown shall be confirmed in the Shanghai Huarui Bank Drawdown Application (the “Drawdown Application”). Where the Lender considers that the payment method for loan funds selected in the Drawdown Application does not meet the requirements, it shall have the right to change the payment method or suspend the release and payment of the loan funds.

Clause 7.2.2 Entrusted payment by the Lender means that the Lender pays the loan funds to the Borrower’s counterparty that conforms to the purpose agreed in this Contract, based on the Borrower’s drawdown application and payment instruction. In accordance with the relevant provisions of the banking regulatory authority and the Lender’s internal management rules, the payment of loan funds falling under any of the following circumstances shall be made by way of entrusted payment by the Lender:

(1) the Lender has newly established a credit business relationship with the Borrower, and the Borrower’s credit standing is average;

(2) the payee of the drawdown application is clearly specified (with a clear account and account name), and the amount of a single payment to a certain counterparty exceeds RMB 10 million (exclusive; for foreign currency, converted at the exchange rate of ___ on the actual drawdown date);

(3) other circumstances stipulated by the Lender or agreed with the Borrower.

Where the payment method applied for by the Borrower does not conform to this Contract, the Lender shall have the right to refuse payment.

Where entrusted payment by the Lender is adopted, and payment cannot be made externally or a payment is refunded due to erroneous information provided by the Borrower, the Borrower shall resubmit correct information or relevant materials within the time limit prescribed by the Lender and shall bear the resulting losses itself.

Clause 7.2.3 Self-directed payment by the Borrower means that the Lender releases the loan funds into the Borrower’s account based on the Borrower’s drawdown application, and the Borrower then pays the funds on its own to its counterparties that conform to the purpose agreed in this Contract. Except for the circumstances in which entrusted payment by the Lender shall apply as agreed above, the loan funds shall otherwise be paid by way of self-directed payment by the Borrower.

Clause 7.2.4 Change of payment method

Where, after submission of the Drawdown Application, there is any change in the Borrower’s external payments, credit rating or other conditions, and the self-directed payment funds satisfy the conditions in item (2) of Clause 7.2.2, the payment method for the loan funds shall be changed. Where there is a change in the payment method, or in the amount of external payment under entrusted payment, the payee or the use of the loan, the Borrower shall provide the Lender with a written application explaining the change, and shall resubmit the Drawdown Application and the relevant transaction materials evidencing the use of the funds.

Clause 7.3 Specific requirements for entrusted payment of loan funds

Clause 7.3.1 Payment instruction. Where the conditions for entrusted payment by the Lender are met, the Borrower shall include a clear payment instruction in the Drawdown Application, i.e. authorizing and instructing the Lender, after transferring the loan funds into the specified Borrower account, to pay the loan funds directly to the account of the counterparty designated by the Borrower that conforms to the purpose agreed in this Contract, and shall provide the necessary payment information such as the name of the payee counterparty, the counterparty’s account and the payment amount.

Clause 7.3.2 Provision of transaction materials. Where the conditions for entrusted payment by the Lender are met, the Borrower shall, upon each drawdown, provide the Lender with its disbursement account and the counterparty account information, as well as the supporting materials evidencing that the drawdown conforms to the purpose agreed in this Contract. The Borrower shall ensure that all materials provided to the Lender are true, complete and valid. Where the Lender’s entrusted payment obligation is not performed in a timely manner because the relevant transaction materials provided by the Borrower are untrue, inaccurate or incomplete, the Lender shall not bear any liability, and the repayment obligations already incurred by the Borrower under this Contract shall not be affected.

Clause 7.3.3 Performance of the Lender’s entrusted payment obligation

(1) Where entrusted payment by the Lender is adopted, the Lender shall, after the Borrower has submitted the payment instruction and the relevant transaction materials and the Lender has reviewed and approved the same, pay the loan funds to the Borrower’s counterparty through the Borrower’s account.

(2) Where the Lender, upon review, finds that the purpose evidence and other relevant transaction materials provided by the Borrower do not conform to this Contract or contain other defects, the Lender shall have the right to require the Borrower to supplement, replace, explain or resubmit the relevant materials; and, prior to the Borrower’s submission of relevant transaction materials that the Lender considers satisfactory, the Lender shall have the right to refuse the release and payment of the relevant funds.

(3) Where the counterparty’s account opening bank refunds the funds, resulting in the Lender’s inability to pay the loan funds to the counterparty in a timely manner in accordance with the Borrower’s payment instruction, the Lender shall not bear any liability, and the repayment obligations already incurred by the Borrower under this Contract shall not be affected. With respect to the funds returned by the counterparty’s account opening bank, the Borrower hereby authorizes the Lender to freeze the same, in which case the Borrower shall resubmit the payment instruction, purpose evidence and other relevant transaction materials.

Clause 7.3.4 The Borrower shall not circumvent entrusted payment by the Lender by splitting the payment into smaller amounts.

Clause 7.4 After the loan funds are released, the Borrower shall, as required by the Lender, provide records and materials of the use of the loan funds, including but not limited to ___.

Clause 7.5 Upon the occurrence of any of the following circumstances, the Lender shall have the right to redetermine the conditions for release and payment of the loan, suspend or stop the release and payment of the loan funds, or change the loan payment method:

(1) the Borrower violates this Contract by splitting the payment or otherwise circumventing entrusted payment by the Lender;

(2) the Borrower’s credit standing deteriorates, its business and financial condition deteriorates materially, or the profitability of its main business is weak;

(3) abnormal use of the loan funds;

(4) the Borrower fails to provide records and materials of the use of the loan funds in a timely manner as required by the Lender;

(5) the Borrower pays the loan funds in violation of this Clause;

(6) any other material breach of this Contract.

Article 8 Repayment

Clause 8.1 The Borrower has designated the following account as the fund collection account, into which the Borrower’s funds shall be collected. The Borrower shall promptly provide information on the inflow and outflow of funds in this account. The Lender shall have the right to require the Borrower to explain large or abnormal inflows and outflows of funds in the fund collection account and to supervise this account.

Account name: WIPO (Shanghai) New Energy Technology Co. Ltd.

Account number: 1431002409171000000

Clause 8.2 Unless otherwise agreed by the Parties, the Borrower shall repay the loan under this Contract according to the following repayment plan (___):

(1) repay all loans under this Contract on the expiry date of the loan term.

(2) repay the loan under this Contract according to the following repayment schedule:

Repayment time / Repayment amount

___/___/___

___/___/___

___/___/___

___/___/___

___/___/___

___/___/___

(3) other repayment plan: ___

Where the Borrower wishes to change the aforesaid repayment plan, it shall submit a written application to the Lender ___ banking working day(s) prior to the maturity of the relevant loan, and any change to the repayment plan shall be confirmed in writing by both Parties.

Clause 8.3 Unless otherwise agreed by the Parties, where the Borrower is simultaneously in arrears with principal and interest, the Lender shall have the right to determine the order of repayment of principal or interest; where repayment is made in installments and there are multiple matured or overdue loans under this Contract, the Lender shall have the right to determine the order in which a particular repayment by the Borrower is applied; and where there are multiple matured loan contracts between the Borrower and the Lender, the Lender shall have the right to determine the order of contracts against which each repayment by the Borrower is applied.

Clause 8.4 Unless otherwise agreed by the Parties, the Borrower may repay the loan in advance, provided that it notifies the Lender in writing ___ banking working day(s) in advance.

Where the Borrower repays in advance, the amount repaid in advance shall first be applied to repay the loan maturing last, and repayment shall be made in reverse chronological order.

Where the Borrower requests early repayment, it shall pay a prepayment penalty at ___% of the amount repaid in advance (where the Borrower is a small or micro enterprise, this provision shall not apply).

The Lender shall have the right to charge a compensation fee for the portion repaid in advance at the standard of ___ (where the Borrower is a small or micro enterprise, this provision shall not apply).

Clause 8.5 The Borrower shall repay the loan in the following manner (___):

(1) The Borrower shall deposit sufficient funds into the following repayment account no later than 1 banking working day before the maturity of each installment of principal and interest for repayment purposes, and the Lender shall have the right to deduct funds from this account on its own initiative on each maturity date.

Repayment account name: WIPO (Shanghai) New Energy Technology Co. Ltd.

Account number: 14310024091710000001

(2) other repayment method agreed by the Parties: ___

Article 9 Security

Clause 9.1 The security for the obligations under this Contract shall be:

A guarantee provided by Liu Yuejin.

A ___ provided by ___.

A ___ provided by ___.

A ___ provided by ___.

Other security arrangements: ___

Clause 9.2 Where the Borrower or the guarantor experiences any event that the Lender considers may affect its ability to perform, or the security contract becomes void, is revoked or terminated, or the Borrower’s or the guarantor’s financial condition deteriorates or it becomes involved in material litigation or arbitration, or its ability to perform may be affected for other reasons, or the guarantor defaults under the security contract or any other contract with the Lender, or the collateral depreciates, is damaged, lost or sealed up such that the value of the security is diminished or lost, the Lender shall have the right to require, and the Borrower shall be obliged to provide, new security or a replacement guarantor to secure the obligations under this Contract.

Article 10 Insurance

Clause 10.1 The Borrower shall, as required by the Lender, take out commercial insurance on the property involved in the loan. The insurance shall be continuous, and the total effective period shall not be shorter than the loan term under this Contract. Prior to the discharge of the obligations, the Borrower shall not interrupt or cancel the insurance.

Clause 10.2 The original insurance contract shall indicate the Lender as the first-priority beneficiary of insurance claims, and the original insurance contract shall be kept by the Lender.

Clause 10.3 The insurance expenses shall be borne by (□ the Borrower □ the Lender).

Clause 10.4 Where the Borrower fails to take out or renew the insurance, the Lender shall have the right to take out or renew the insurance on its own, pay the premiums on behalf of the Borrower, or take other measures to maintain the insurance. The Borrower shall provide necessary assistance.

Article 11 Representations and Undertakings

Clause 11.1 The Borrower represents as follows:

(1) The Borrower is duly incorporated and validly existing, operates lawfully and in compliance with regulations, and has the full civil capacity and capacity to act necessary to execute and perform this Contract.

(2) The execution and performance of this Contract are based on the Borrower’s true intent, and the Borrower has obtained lawful and valid authorization in accordance with the requirements of its articles of association or other internal management documents, and will not violate any agreement, contract or other legal document binding upon the Borrower; the Borrower has obtained or will obtain all approvals, permits, filings and registrations necessary for the execution and performance of this Contract.

(3) All documents, financial statements, vouchers and other materials provided by the Borrower to the Lender under this Contract are true, complete, accurate and valid.

(4) The transaction background for which the Borrower applies to the Lender for business is true and lawful, and the purpose of the loan is clear and lawful and is not used for money laundering or other illegal purposes.

(5) The Borrower has good credit standing, has sustainable operating capacity, has a lawful source of repayment, and has not concealed from the Lender any event that may affect the financial condition and ability to perform of the Borrower and the guarantor.

(6) The Borrower and the loan project meet the national environmental protection standards, are not enterprises or projects with prominent energy consumption or pollution problems identified by the relevant national authorities and failing to rectify, and do not present energy consumption or pollution risks.

(7) other matters represented by the Borrower: ___

Clause 11.2 The Borrower undertakes as follows:

(1) The Lender shall have the right to conduct on-site or off-site due diligence on the Borrower and to conduct post-loan inspections of the Borrower’s business condition, financial condition, use of loan funds, repayment and other matters. The Borrower shall actively cooperate with the Lender in payment management, post-loan management and relevant inspections.

(2) The Borrower shall, as required by the Lender, submit its financial statements (including but not limited to annual, quarterly and monthly reports) and other relevant materials to the Lender periodically or in a timely manner; the Borrower shall ensure that the materials provided are true, complete and valid, and shall continuously satisfy the following financial indicator requirements: ___

(3) If the Borrower has entered into or will enter into a counter-guarantee agreement or similar agreement with the guarantor under this Contract in respect of the guarantor’s guarantee obligations, such agreement shall not prejudice any of the Lender’s rights under this Contract.

(4) The Borrower shall accept the Lender’s credit inspection and supervision and render sufficient assistance and cooperation; where the Borrower makes self-directed payments, it shall, as required by the Lender, periodically submit consolidated reports on the payment and use of the loan funds, and the specific time for the consolidated reports shall be: ___

(5) Where the Borrower undergoes merger, division, capital reduction, equity transfer, transfer of material assets or claims, makes external investment that may affect its solvency, provides external security (including but not limited to suretyship guarantee, mortgage of real property, pledge of equity, pledge of accounts receivable, etc.), materially increases debt financing, or undertakes other material matters, as well as other matters that may adversely affect the Borrower’s solvency, it shall obtain the Lender’s prior written consent.

(6) During the term of the loan, without the Lender’s written consent, the Borrower shall not (□ raise external financing □ distribute profits □ repay loans to shareholders).

Upon the occurrence of any of the following circumstances, the Borrower shall promptly notify the Lender:

A. any change in the Borrower’s or the guarantor’s articles of association, business scope, registered capital or legal representative;

B. any change in the Borrower’s mode of operation, such as any form of joint operation, joint venture with foreign investors, cooperation, contracted operation, reorganization, restructuring or planned listing;

C. involvement in material litigation or arbitration, or sealing, seizure or supervision of property or collateral, or creation of new security over the collateral;

D. suspension of business, dissolution, liquidation, suspension for rectification, revocation, or revocation of the business license, application for bankruptcy, etc.;

E. involvement of shareholders, directors, supervisors and current senior management in material events or economic disputes;

F. occurrence of an event of default by the Borrower under any other contract;

G. occurrence of operating difficulties and deterioration of the financial condition.

(7) The Borrower shall not dispose of its own assets in a manner that reduces its solvency. Where the Lender agrees to the Borrower’s provision of external security, the Borrower undertakes that the total amount of its external security shall not exceed ___ times its own net assets, and that the total amount of external security and the amount of any single item of security shall not exceed the limits stipulated in its articles of association.

(8) Except for the purpose agreed in this Contract or with the Lender’s consent, the Borrower shall not transfer the loan funds under this Contract to accounts in its own name or to accounts of related parties. With respect to transfers to the Borrower’s accounts in its own name or to related-party accounts, the Borrower shall provide the corresponding supporting materials.

(9) □ The security conditions, loan interest rate pricing, repayment priority and other loan conditions provided by the Borrower to the Lender under this Contract shall not be inferior to the conditions currently or in the future granted to any other financial institution.

(10) □ The Borrower shall promptly complete the foreign exchange loan registration, the approval of principal repayment and interest payment, and other procedures with the foreign exchange authority.

(11) The Lender shall have the right to recall the loan in advance based on the Borrower’s fund collection situation.

(12) The Borrower hereby irrevocably undertakes that, upon its breach of the obligations under this Contract, the Lender may report the Borrower’s default information to credit reference agencies and the banking association. The Borrower voluntarily accepts the joint disciplinary and rights-protection measures taken by the Lender and other banking financial institutions, such as reducing or ceasing credit facilities, ceasing to open new settlement accounts, and ceasing to issue new credit cards to the legal representative.

(13) other matters undertaken by the Borrower: ___

Article 12 Disclosure of Intra-group Related-party Transactions of the Borrower

Clause 12.1 The Parties agree to apply the following item (___):

(1) The Borrower is not a group client as determined by the Lender pursuant to the Guidelines on Risk Management of Credit Business of Group Clients of Commercial Banks (the “Guidelines”).

(2) The Borrower is a group client as determined by the Lender pursuant to the Guidelines on Risk Management of Credit Business of Group Clients of Commercial Banks (the “Guidelines”). The Borrower shall promptly report to the Lender the circumstances of related-party transactions exceeding 10% of its net assets, including the related-party relationship between the parties to the transaction, the transaction items and nature, the transaction amount or corresponding proportion, and the pricing policy (including transactions with no amount or only a nominal amount).

Clause 12.2 Upon the occurrence of any of the following circumstances, the Lender shall have the right to unilaterally decide to cease payment of the loan not yet used by the Borrower and to recall part or all of the loan principal and interest in advance: the Borrower uses false contracts with related parties, or discounts or pledges notes receivable or accounts receivable without actual trade background, to obtain bank funds or credit; a material merger, acquisition or reorganization occurs which the Lender considers may affect the safety of the loan; the Borrower attempts to evade or repudiate bank claims through related-party transactions; or other circumstances stipulated in Article 18 of the Guidelines.

Article 13 Events of Default and Remedies

Clause 13.1 The occurrence of any of the following shall constitute or be deemed an event of default by the Borrower under this Contract:

(1) the Borrower fails to perform its payment and repayment obligations to the Lender in accordance with this Contract;

(2) the Borrower fails to use the loan funds in the manner agreed in this Contract or fails to use the funds obtained for the purpose agreed in this Contract;

(3) any representation made by the Borrower in this Contract is untrue, or the Borrower breaches any undertaking made by it in this Contract;

(4) circumstances stipulated in item (6) of Clause 11.2 of Article 11 of this Contract occur, which the Lender considers may affect the financial condition and ability to perform of the Borrower or the guarantor, and the Borrower fails to provide new security or a replacement guarantor in accordance with this Contract;

(5) the Borrower’s credit standing deteriorates, or the financial indicators of the Borrower such as profitability, solvency, operating capacity and cash flow deteriorate, breaching the indicator constraints or other financial covenants agreed in this Contract;

(6) the Borrower defaults under any other financing or security contract entered into with the Lender (including its branches) or any other third party, or a dispute arising under such contract results or may result in litigation or arbitration;

(7) the guarantor breaches the security contract, or an event of default occurs under any other contract between the guarantor and the Lender, Shanghai Huarui Bank Co., Ltd. (including its branches);

(8) the Borrower ceases operations, or an event of dissolution, revocation or bankruptcy occurs;

(9) the Borrower is or may be involved in a material economic dispute, litigation or arbitration, or its assets are sealed up, seized or subject to compulsory enforcement, or a judicial authority or an administrative authority such as a taxation or market regulation authority has placed the case on file for investigation or taken penalty measures in accordance with law, which has or may affect the performance of its obligations under this Contract;

(10) abnormal change, disappearance, or investigation or restriction of personal freedom by judicial authorities in accordance with law, of the Borrower’s principal investors or key management personnel, which has or may affect the performance of its obligations under this Contract;

(11) the Lender, upon its annual review (i.e. each full year from the effective date of this Contract) of the Borrower’s financial condition and ability to perform, discovers circumstances that may affect the financial condition and ability to perform of the Borrower or the guarantor;

(12) large and abnormal inflows and outflows of funds occur in the designated fund collection account and the Borrower is unable to provide explanatory materials acceptable to the Lender;

(13) a material cross-default event occurs with respect to the Borrower;

(14) the Borrower breaches any other provision of this Contract;

(15) any third party breaches any undertaking or guarantee made to the Lender in respect of this loan or the Borrower.

Clause 13.2 Upon the occurrence of any event of default specified in the preceding clause, the Lender shall have the right, depending on the specific circumstances, to take the following measures individually or simultaneously, and to pursue the corresponding legal liability of the Borrower:

(1) require the Borrower and the guarantor to rectify their breach within a specified period;

(2) reduce, suspend, cancel or terminate the credit facility granted to the Borrower in whole or in part;

(3) suspend or terminate, in whole or in part, the acceptance of the Borrower’s drawdown and other business applications under this Contract and other contracts between the Borrower and the Lender; and suspend, cancel or terminate, in whole or in part, the release, payment and processing of loans not yet released and trade financing not yet processed;

(4) declare the principal and interest of loans/trade financing and other amounts payable under this Contract and other contracts between the Borrower and the Lender that are not yet repaid immediately due in whole or in part, and require the Borrower to repay the loans in advance;

(5) terminate or rescind this Contract, and terminate or rescind, in whole or in part, other contracts between the Borrower and the Lender;

(6) require the Borrower to compensate the Lender for the losses caused by its breach;

(7) debit funds from the accounts opened by the Borrower with the Lender and other institutions of Shanghai Huarui Bank Co., Ltd. to repay all amounts that the Borrower shall repay or pay to the Lender under this Contract, including the loan principal, interest, penalty interest, compound interest, liquidated damages, compensation and the expenses incurred in realizing the claims; amounts in the accounts not yet due shall be deemed due in advance; where the account currency differs from the Lender’s business accounting currency, conversion shall be made at the foreign exchange quotation published by the Lender at the time of deduction, without the need to notify the Borrower;

(8) enforce the security interest;

(9) require the guarantor to assume guarantee liability;

(10) adjust the loan payment method;

(11) adjust the loan interest rate;

(12) charge penalty interest;

(13) take other measures that the Lender deems necessary and possible.

Article 14 Reservation of Rights

Clause 14.1 The failure of a Party to exercise part or all of its rights under this Contract, or the failure to require the other Party to perform or assume part or all of its obligations and liabilities, shall not constitute a waiver of such rights or a release of such obligations and liabilities.

Clause 14.2 Any indulgence, extension or delayed exercise of rights under this Contract by one Party toward the other shall not affect any rights enjoyed by it under this Contract and applicable laws and regulations, nor shall it be deemed a waiver of such rights.

Article 15 Amendment, Modification and Termination

Clause 15.1 This Contract may be amended or modified in writing upon consensus of the Parties through negotiation, and any amendment or modification shall constitute an integral part of this Contract.

Clause 15.2 Unless otherwise provided by laws or regulations or otherwise agreed by the Parties, this Contract shall not be terminated before all the rights and obligations hereunder have been fully performed.

Clause 15.3 Unless otherwise provided by laws or regulations or otherwise agreed by the Parties, the invalidity of any provision of this Contract shall not affect the legal effect of the other provisions.

Article 16 Governing Law and Dispute Resolution

Clause 16.1 This Contract shall be governed by, and construed in accordance with, the laws of the People’s Republic of China (for the purpose of this Contract, excluding the laws of the Hong Kong and Macao Special Administrative Regions and the Taiwan region).

Clause 16.2 The Parties agree that the place of performance of this Contract shall be the place where the Lender is located. Any dispute arising from or in connection with the execution or performance of this Contract after its effectiveness may be resolved by the Parties through negotiation. Where negotiation fails, either Party may file a lawsuit with the people’s court of the place of performance of this Contract in accordance with law.

Clause 16.3 During the dispute resolution period, if the dispute does not affect the performance of the other provisions of this Contract, such other provisions shall continue to be performed.

Article 17 Appendices

The following appendices and other appendices confirmed by both Parties constitute an integral part of this Contract and have the same legal effect as this Contract.

(1) ___

(2) ___

Article 18 Miscellaneous Provisions

Clause 18.1 Without the Lender’s prior written consent, the Borrower shall not assign any rights or obligations under this Contract to any third party.

Clause 18.2 Where the Lender, for business needs, entrusts a branch of Shanghai Huarui Bank Co., Ltd. to perform the rights and obligations under this Contract, or transfers the loan business under this Contract to a branch of Shanghai Huarui Bank Co., Ltd. for undertaking and management, the Borrower hereby acknowledges and agrees. The branch authorized by the Lender or the branch undertaking the loan business under this Contract shall have the right to exercise all rights under this Contract, and shall have the right to initiate litigation or apply for compulsory enforcement with the court in its own name in respect of disputes under this Contract.

Clause 18.3 Without prejudice to the other provisions of this Contract, this Contract shall be legally binding upon both Parties and their respective successors and assignees arising under law.

Clause 18.4 All notices, documents and other materials relating to this Contract shall be delivered in writing to the other Party at the address for service set out on the first page of this Contract. Where there is any change in the means of communication, the changing Party shall notify the other Party no later than the day following the change; where the changing Party fails to perform its written notification obligation, any notice or document sent by the other Party by the original means of communication shall be deemed delivered to the changing Party. Where delivery is made by post or courier, it shall be deemed delivered on the fifth working day after the date of mailing. Where delivery is made by fax, it shall be deemed delivered on the day the recipient receives the fax. Where delivery is made by an electronic information system, it shall be deemed delivered on the day it enters the system designated by the recipient for receiving electronic information.

Where the competent people’s court delivers litigation documents or other materials by registered mail, express mail, notarized delivery, entrusted delivery, delivery by leaving at the premises or any other means to the address for service set out on the first page of this Contract, such delivery shall be deemed effective. Where delivery is made by post and the documents are returned, the day on which the documents are returned shall be deemed the date of delivery; where direct delivery is refused or no one signs for it, the day on which the server records the circumstances in the proof of service on the spot shall be deemed the date of delivery. The confirmed address for service shall apply to all litigation stages, including first instance, second instance, retrial and enforcement. Where the address for service changes during the litigation, the Borrower shall promptly inform the court seized of the case of the changed address. Where the address for service provided is inaccurate or the Borrower fails to promptly notify the changed address, resulting in the litigation documents being undeliverable or not delivered in a timely manner, the Borrower shall bear the legal consequences that may arise therefrom on its own.

Clause 18.5 The transactions under this Contract are conducted on the basis of their respective independent interests. Where, under relevant laws, regulations and regulatory requirements, any other party to a transaction constitutes a related party or related person of the Lender, the Parties shall not seek to use such related-party relationship to affect the fairness of the transaction.

Clause 18.6 The headings and business names in this Contract are used only for convenience of reference and shall not be used to interpret the contents of the provisions or the rights and obligations of the Parties.

Clause 18.7 The Lender shall have the right, in accordance with relevant laws, regulations and regulatory provisions, to provide information relating to this Contract and other relevant information of the Borrower to the credit information system of the People’s Bank of China and other lawfully established credit information databases for inquiry and use by qualified institutions or individuals in accordance with law. The Lender shall also have the right, for the purpose of entering into and performing this Contract, to inquire about the Borrower’s relevant information through the credit information system of the People’s Bank of China and other lawfully established credit information databases.

Clause 18.8 □ Within ___ working days after the execution of this Contract, the Borrower and the Lender shall complete notarization for compulsory execution with a notary office. Where the Borrower fails to perform or improperly performs its repayment obligations, the Lender may apply to the competent people’s court for compulsory enforcement in accordance with law, and the Borrower voluntarily accepts compulsory enforcement. Where notarization for compulsory execution has been completed for this Contract, the provisions on notarization for compulsory execution shall prevail over and be implemented in priority to the dispute resolution provisions. The relevant notarization expenses shall be borne by (□ the Borrower □ the Lender).

Clause 18.9 The fees relating to the loan under this Contract or to the mortgage (pledge) security created, including but not limited to appraisal, warehousing, custody and supervision fees arising under this Contract, shall be borne in accordance with State regulations or by the party commissioning the relevant matters.

Clause 18.10 The auction, loss, preservation, enforcement, attorney’s fees and other expenses incurred in realizing claims as a result of litigation initiated by the Lender shall be borne by the Borrower.

Clause 18.11 Where the drawdown date or repayment date falls on a statutory holiday, it shall be postponed to the first working day after the holiday.

Clause 18.12 Where the Lender is unable to perform an agreement or unable to perform it in accordance with the agreement due to changes in laws, regulations or regulatory provisions or requirements of regulatory authorities, the Lender shall have the right to terminate, or change the performance of, this Agreement and the individual agreements thereunder in accordance with laws, regulations, changes in regulatory provisions or requirements of regulatory authorities. Where the termination or change of the agreement for such reason renders the Lender unable to perform or unable to perform in accordance with the agreement, the Lender shall be exempted from liability.

Article 19 Tax Provisions

All fees and other amounts collected by the Lender under this Contract are tax-inclusive amounts, including but not limited to value-added tax and other relevant taxes.

The Borrower may, within 360 days after the payment date (including the payment date), request the Lender to issue a VAT invoice in accordance with relevant State laws, regulations and policies. The Lender shall have the right to refuse to issue invoices for requests beyond the aforesaid time limit. An application for invoicing shall be accompanied by the original and a copy of the certificate evidencing the applicant’s status as a general VAT taxpayer. The Borrower’s tax information is as follows:

Enterprise registration name: WIPO (Shanghai) New Energy Technology Co. Ltd.

Taxpayer identification number: 91310107324485470

Company address and telephone: China (Shanghai) Pilot Free Trade Zone, No. 498 [road name], Building 8 and Building 19, 3rd Floor, [REDACTED]

Account opening bank and account number: Bank of China Co., Ltd., Shanghai Xuhui Sub-branch, 8110201013001309776

The Borrower confirms that the invoicing materials and relevant information provided above are true and accurate. Where errors, falsehoods or incompleteness in the aforesaid information result in the issuance of incorrect invoices or the Borrower’s inability to deduct input VAT, the Lender shall not be liable for compensation. Where the Borrower loses, damages or destroys a VAT invoice obtained through its own fault, the Borrower shall bear the relevant liability on its own.

□ Other agreements: ___

Article 20 Supplementary Agreement by Negotiation

Article 21 Effectiveness

Clause 21.1 This Contract shall become effective on the date on which it is signed (or sealed) by the legal representatives (or persons in charge) of both the Borrower and the Lender or their authorized agents, and is affixed with the common seals of both Parties.

Clause 21.2 This Contract is executed in ___ originals, of which the Borrower holds ___ originals, the Lender holds ___ originals, and the registration, notarization and other authorities hold ___ originals. The number of copies shall be determined accordingly and shall have the same legal effect as the originals.

Article 22 Explanations and Notices

Upon the signing of this Contract, the Lender has given the Borrower detailed explanation and interpretation of the terms of this Contract. The Parties have no objection to the terms of this Contract, and have an accurate and complete understanding of the legal meaning of the relevant rights and obligations of the Parties and of the provisions on limitation and exemption of liability.

(No text below)

(Signature Page)

Borrower:

(seal)

Legal representative:

Person in charge:

or authorized agent:

(signature or seal)

Seal keeper (signature):

Date of signing: [illegible]

Place of signing: [illegible]

Reviewed by:

June 5, 2026